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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of report (Date of earliest event reported) August 19, 2002


                          Shelbourne Properties I, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)


                    0-16345                         04-3502384
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           (Commission File Number)     (I.R.S. Employer Identification No.)


        7 Bulfinch Place, Suite 500, Boston, Massachusetts    02114
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            (Address of Principal Executive Offices)        (Zip Code)


                                 (617) 570-4600
              (Registrant's Telephone Number, Including Area Code)



               --------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)


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Item 1.  Change in Control

         Effective August 19, 2002, HX Investors, L.P. ("HX") consummated its tender offer for up to 30% of the outstanding shares in the Company and, as a result, presently beneficially owns 42% of the outstanding shares of the Company. The total consideration required to acquire all 30% of the shares was $15,900,222.75. Upon such consummation and in accordance with the Stock Purchase Agreement, dated July 1, 2002, among the Company, Exeter Capital Corporation and HX, as amended, the board of directors of the Company was increased to six members, the existing directors of the Company, Messrs. Donald Coons, Robert Martin and W. Edward Scheetz, resigned and Messrs. Michael Ashner, Arthur Blasberg, Jr., Peter Braverman, John Ferrari, Howard Goldberg and Steven Zalkind were elected as the directors of the Company.

         Further, Richard McCready resigned as the sole officer of the Company and Mr. Ashner was elected as the Chief Executive Officer and President of the Company, Mr. Braverman was elected as the Executive Vice President of the Company, Ms. Carolyn Tiffany was elected as the Chief Financial Officer and Treasurer of the Company and Ms. Lara Sweeney was elected as a Vice President and Secretary of the Company.

         In connection with its acquisition of the shares in the Company as well as shares in each of Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., HX obtained a loan from Fleet National Bank in the original principal amount of $32,232,800. The loan bears interest at a rate of LIBOR plus 4 percent and is scheduled to mature on August 19, 2004, subject to a one year extension. The loan is secured by the shares in the Company owned by HX as well as the shares in Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. owned by HX.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 20th day of August, 2002.


                                            Shelbourne Properties I, Inc.


                                            By: /s/ Michael L. Ashner
                                                -----------------------------
                                                    Michael L. Ashner
                                                    Chief Executive Officer